Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE MKT Stock Exchanges

NEWS

Vista Gold Corp. Announces US$15.0 Million Private Placement of Units

Denver, Colorado, June 27, 2012 - Vista Gold Corp. (TSX & NYSE MKT Exchanges: VGZ) (“Vista” or the “Company”) is pleased to announce that, subject to regulatory approval, it intends to undertake a private placement financing to raise gross proceeds of up to US$15.0 million from the sale of up to 5,000,000 units (the “Units”) at an offering price of US$3.00 per Unit (the “Offering”).  Each Unit will be comprised of one common share in the capital of the Company (a “Common Share”) and one-half of one Common Share purchase warrant (each full warrant, a “Warrant”).  Each Warrant will entitle the holder to purchase one Common Share at a price of US$3.60 per share and will be exercisable for a period of 24 months from the closing date of the Offering.

In connection with the Offering, the Company has agreed to pay finders’ fees in respect of subscriptions for up to 3,333,334 Units.  Each finder will receive: (i) a cash commission of 5% of the gross proceeds raised from the Units purchased by investors introduced to the Company by that finder; and (ii) warrants (the “Compensation Warrants”) equal to 5% of the Units purchased by investors introduced to the Company by that finder.  Each Compensation Warrant will entitle the holder to purchase one Common Share at a price of US$3.18 and shall be exercisable for a period of 24 months from the date of the closing of the Offering.

The issuance of the Units is subject to the approval of the Toronto Stock Exchange, the NYSE MKT Exchange and other regulatory approvals.

The net proceeds from the sale of Units will be used for ongoing technical evaluations/engineering studies, exploration/resource conversion drilling and water treatment at the Mt. Todd gold project in Northern Territory, Australia and for general corporate purposes.

Fred Earnest, Vista’s President and CEO, commented “As we stated in our last press release, we are very pleased with the continued results of our resource conversion drilling program and project feasibility study efforts at our Mt. Todd gold project and, as a result, have decided to revise the scope of the Mt. Todd feasibility study to incorporate a larger processing facility and re-designed mine and production schedule.  We are very grateful that despite difficult market conditions, a large shareholder and certain of our long-term shareholders share our enthusiasm for this effort and have agreed to provide additional financing on terms that are favorable to the Company to ensure that we can continue to accelerate our efforts to complete the feasibility study to evaluate the revised scope of the Mt. Todd gold project and to advance the Mt. Todd gold project.”

The above-described securities have not been registered under the U.S. Securities Act of 1933, as amended, (the “U.S. Securities Act”) or any state securities laws of any state of the United States, and may not be offered or sold in the United States or to, or for the account or benefit of, a U.S. person (as defined in Regulation S under the U.S. Securities Act) or a person in the United States absent registration under the U.S. Securities Act or an applicable exemption from such registration requirements and in accordance with all applicable state securities laws of any state of the United States.  This press release shall not constitute an offer to sell or solicitation of an offer to buy nor shall there be any sale of the above described securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Vista Gold

Vista is focused on the development of the Mt. Todd gold project in Northern Territory, Australia, to achieve its goal of becoming a gold producer. Vista is advancing exploration on its Guadalupe de los Reyes gold/silver project in Mexico and has granted Invecture Group, S.A. de C.V. a right to earn a 62.5% interest in the Concordia gold project in Mexico. Vista’s other holdings include the Awak Mas gold project in Indonesia and the Long Valley gold project in California. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as, the completion of the private placement, the potential proceeds from the private placement, the use of proceeds from the private placement, incorporation of a larger processing facility and redesigned mine and production schedule into the feasibility study on the Mt. Todd gold project and the growth and development of Vista and other such matters are forward-looking statements and forward-looking information. The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this press release include the following: our approved business plans, exploration and assay results, mineral resource and reserve estimates and results of preliminary economic assessments, pre-feasibility studies and feasibility studies on our projects, if any.  When used in this press release, the words “may”, “will”, “intends”, “goal”, “anticipate”, and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, uncertainty of resource estimates, estimates of results based on such resource estimates; risks relating to cost increases for capital and operating costs; risks relating to delays in the completion of the drilling program, risks related to the adequacy of the design of the drilling program, risks related to the ability to obtain the necessary permits, risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 14, 2012 and Vista’s Amendment 1 to its Annual Report filed on April 5, 2012 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185.